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                                  EXHIBIT 99.2

             Acterna Sells Product Line to Tollgrade Communications

Germantown, MD - February 13, 2003 - Acterna (OTCBB: ACTR), the world's leading provider of cable network test and management solutions, today announced the sale of its Status and Performance Monitoring product line to Tollgrade Communications (Nasdaq: TLGD). Tollgrade acquired the product line, used for status monitoring of cable networks, for $14.3 million in cash and the assumption of certain liabilities. The agreement includes a contingent payment of up to $2.4 million, payable to Acterna in the form of an earn-out based on 2003 performance targets.

"This transaction advances Acterna's strategy to focus our investment and resources on the company's core communications test strengths," said Dave Holly, general manager of Acterna's Cable Networks Division. "Our growth in the cable market will be driven by consistent advancements of our test tools and the integration of workforce management solutions through Acterna's TechSync(TM) portfolio, designed to reduce costs associated with installing, troubleshooting and managing cable services such as high-speed Internet access, video-on-demand and telephony."

Added Holly, "Tollgrade is an excellent strategic fit for the Status and Performance Monitoring unit and its employees. We are pleased with a transaction that we believe creates new growth opportunities for the business."

Acterna, which will transition 47 employees to Tollgrade as part of the transaction, continues engineering, marketing and service operations at its Bradenton, Florida and Indianapolis Cable Network Division offices.

About Acterna's Cable Network Products and Technologies

Acterna draws from its innovative set of instruments, systems, software and services to create TechSync solutions increasing workforce efficiencies in the cable market. The award-winning DSAM-2500 is a lightweight, handheld meter that was recently enhanced to support web-based workforce automation functionality, enabling network operators to integrate unlimited applications in an interactive environment for technicians. Acterna also recently introduced its FDM-100 Field Data Management software, a client application providing an effective approach for linking and managing DSAM-2500 test instruments and results.

Acterna is the world's leading provider of integrated network test and management solutions for global cable networks. Acterna's cable networks portfolio enables cable operators to meet demand and enhance the reliability and performance of their networks and services. Deployed around the world, Acterna's cable systems, software and instruments comprise the industry's broadest set of products that support cable operators through the network life cycle, from building the network to deploying and managing advanced services.

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About Acterna

Acterna is the world's largest provider of test and management solutions for optical transport, access and cable networks, and the second largest communications test company overall. Focused entirely on providing equipment, software, systems and services, Acterna helps customers develop, install, manufacture and maintain their optical transport, access, cable, data/IP and wireless networks. The company serves customers in more than 80 countries. Acterna is a subsidiary of Acterna Corporation. Information about Acterna can be found on the Web at www.acterna.com.

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Contacts:

Media - Jim Monroe, 240-404-1922
Investors - Mike Rhine, 240-404-1823